Exhibit 99.1

Third Quarter Report

September 30, 2012

November 14, 2012

Dear Shareholder:

Economically we are in uncharted waters. The United States has yet to propose a bipartisan strategy to deal with prolonged budget deficits. The looming “Fiscal Cliff” hangs without a solution. The world economy, and in particular Europe, poses unknown risks to our economy and financial markets. Our government and business leaders are in search of certainty in an environment of change. To paraphrase an often-quoted blessing/curse, “May you live in interesting times;” these times are “interesting.” In this muddle-through economy, our challenge is to understand and manage the risks we face.

There are, however, more promising trends beginning to emerge in our economy. Credit quality in our three banks, and we expect within the banking community in North Carolina, is beginning to show signs of improvement even though new loan demand remains far from normal and problem loans continue, albeit at a lessening pace. Delinquencies, foreclosures, and bankruptcies are down and housing prices appear to be stabilizing locally and starting to rise in some parts of the country. Last month, national unemployment numbers broke through the 8% level. While this has not yet happened in North Carolina, or in any of the markets we serve, we believe the national trend suggests our seeing some improvement in Charlotte and the surrounding communities.

In the short term, banks in North Carolina and elsewhere will continue to experience some pressure on earnings due to asset quality hangover and margin compression. For example, the banking industry as a whole continues to experience elevated charge-offs and high default-related expenses as banks rebound from the nation’s asset deflation and debt deleveraging. Many major banks are reporting year-over-year earnings improvements; however, this is more the result of taken back into earnings reduced loan loss reserves than income from continuing operations.

Your Company continues to outperform its peers in earnings and asset quality measures. In the 3rd quarter, your Company reported a 22% improvement in Earnings Before Taxes over the same quarter last year - $371,000 versus $304,000 in 2011. Year-to-date Net Income After Taxes increased 16% to $1.4 million versus $1.2 million in 2011. Mortgage lending achieved a significant improvement in earnings, which was up $695,000 quarter-over-quarter (a 171% increase.) Year-over-year, mortgage income increased 130% from $1.1 million to $2.6 million. We used part of this improvement to offset foreclosed property expenses, which were up approximately $192,000 in the 3rd quarter from the prior year, and up $877,000 in 2012 versus 2011. This increase in foreclosed property expenses allowed the company to reduce its inventory of foreclosed real estate from $10.3 million to $8.9 million over the past 9 months, a 13% decrease.

We are also actively engaged in examining our work processes to improve efficiencies from operations and deployment of personnel. Earnings from ongoing operations (which is defined as excluding bond sale gains/losses and other extraordinary income or expense not in the normal course of business) and after adjusting for credit quality expenses are over $2 million so far in 2012, an improvement of $1.4 million (or 43%) over the same period last year. These ongoing operational earnings have not all yet been driven to the bottom line due to asset quality issues but, as those costs abate, we expect commensurate improvement in profits. The “wild card” for all banks in earnings is asset quality. Opportunities to dispose of substantial parts of foreclosed assets and the associated holding costs they require may involve significant discounts to current appraised values. The Company may take advantage of these opportunities on a case-by-case basis if we deem the net result sufficiently favorable long-term, even though such actions could have a material impact on a given quarter’s earnings.

From time to time, we hear from current shareholders asking when the Company will start paying a dividend on its common stock. For most of Uwharrie Capital Corp’s existence, we experienced annual growth rates of eight to ten percent. To support the growth of assets and a larger earnings base, we retained your earnings and grew the net worth of your Company. Unfortunately, the present environment of uncertainty has destroyed the value of all bank stocks thus not reflecting their real values. Presently, growth has slowed due to the global deflationary cycle and consequently, we are entering a period in history with higher levels of risk. It is new risk levels and a period of increasing uncertainty as previously discussed that is now requiring higher levels of capital; not just for our company but for the entire banking industry. In this environment, Regulators, Management and the Board of Directors believe it would be imprudent to risk lowering capital levels through dividends on common stock.

It was in light of a riskier world that our Commissioner of Banks in North Carolina called together the leadership of all state chartered banks in October of 2008. At the meeting, he informed his banks that if they qualified for TARP (the Treasury’s “Troubled Asset Relief Program”) he insisted the banks take it, as no one could know how bad the economy might get. Accordingly, we did as requested by the Commissioner, took $10.5 million of new capital from the Treasury, and issued preferred stock to them in return. Subsequently, our capital levels then defined us as “well capitalized” from a Regulatory perspective, and remain so today, even without TARP. However, today’s environment – as evidenced by evolving Regulatory attitudes on the sufficiency of capital cushions and with the uncertainty ahead – is not an appropriate time to be selling new common stock and potentially diluting our shareholders. We believe that as the industry recovers from the recession, deflationary cycle, and expected consolidation there will be opportunity for new growth and prosperity that will improve stock prices in the financial sector.

Until that time, we feel it best to maintain our capital by keeping the level of preferred stock that we issued as a part of our capital base. Accordingly, the subsidiary banks of Uwharrie Capital have come to market this quarter with a new preferred stock issue. The purpose of this issue is three-fold: 1) refinance existing preferred stock to take advantage of the current interest-rate environment which will lower the cost of our existing preferred stock, 2) the proceeds from this new preferred will be used to retire the TARP investment in the Company by the U.S. Treasury, and 3) allow the Company to continue to leverage the preferred capital to improve the return on equity to the common stockholders.

Once through this deflationary cycle, we will return to a period of greater certainty and less risk, possibly requiring less capital and hopefully a more favorable environment for bank stocks; a better time to sell new common stock should it be needed.

If we are going to be paying dividends on preferred stock we would prefer to pay them to you and your neighbors. Since inception, we have always been about keeping wealth working in our communities. The new preferred stock is not dilutive to our current common shareholders. Because we are refinancing existing preferred, we are not adding additional dividend burdens on the Company on the refinanced portion – and in fact – are lowering it, as the existing preferred dividend will increase substantially in 2013 if not refinanced or retired. An important benefit of refinancing the Treasury’s preferred stock is that instead of the dividend going out of our communities to Washington, it will directly benefit local market residents, creating our own economic “stimulus” if you will. Existing Uwharrie Capital Corp customers may redeem all or part of their bank CD’s without penalties to invest in the new preferred. We believe this is very beneficial to our customers looking for fixed income returns not available from CD’s, Money Market or Savings accounts.

Each bank is issuing its own preferred stock at a 5.3% annual dividend rate, which is non-cumulative. The preferred stock has no voting rights. It is also not callable (redeemable) by the banks for at least 5 years. The new preferred price is $1,000 per share with a 5 share minimum purchase ($5,000). It is eligible for IRA investments. The preferred stock, like other investments, is not FDIC insured. If you are interested in purchasing preferred stock, please contact one of our bank presidents (Bill Lawhon, Bank of Stanly; Pat Horton, Cabarrus Bank & Trust; or Dana Maness, Anson Bank & Trust).

The economy is steadying slowly, and Congress may be developing the political courage to tackle bipartisan compromises necessary to address this country’s economic realities. However, the truth is that in the near future, many community banks in this country will succumb under the regulatory burdens and industry realities all financial institutions must deal with – either from a lack of will, management vigor, internal capabilities, insufficient capital, or from some combination of each. While this is a tragedy for their communities, it is an opportunity for those that can and will survive.

Your Company remains well capitalized, with improving earnings and asset quality. We have the tools, systems and people to compete with any financial institution anywhere on core products and services. This is not bragging; it is a fact. We have endured the effects of the recession for over 4 years and it has been brutal but there is light ahead. We must remain dedicated to our Values and our Mission to support economic literacy and growth in our communities. If we do our job well, we will continue to grow, prosper and provide unparalleled value in our products and services to those we serve.

Thank you for your support. It has never been more appreciated or encouraging to those who work on your behalf.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey

Roger L. Dick	Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	September 30, 2012	September 30, 2011

Assets
Cash and due from banks	$6,766	$7,455
Interest-earning deposits with banks	19,431	9,524
Investment securities available for sale	130,274	91,793
Loans held for sale	1,026	1,787
Loans held for investment	339,343	380,828
Less: Allowance for loan losses	6,883	7,666

Net loans held for investment	332,460	373,162

Interest receivable	1,935	1,918
Premises and equipment, net	14,968	15,073
Restricted stock	2,265	3,543
Bank-owned life insurance	6,354	6,119
Other real estate owned	8,947	8,898
Goodwill	987	987
Other assets	9,490	10,064

Total assets	$534,903	$530,323

Liabilities
Deposits:
Demand, noninterest-bearing	$66,630	$58,027
Interest checking and money market accounts	203,098	175,545
Savings accounts	43,392	39,765
Time deposits, $100,000 and over	55,746	58,994
Other time deposits	81,534	91,838

Total deposits	450,400	424,169

Interest payable	277	307
Short-term borrowed funds	20,635	30,080
Long-term debt	12,676	26,236
Other liabilities	4,509	3,634

Total liabilities	488,497	484,426

Shareholders’ Equity
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(125)	(225)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,522,902 and 7,593,929 shares, respectively. Book value per share $4.79 in 2012 and $4.69 in 2011.	9,404	9,492
Additional paid-in capital	13,828	14,038
Unearned ESOP compensation	(883)	(726)
Undivided profits	11,258	10,813
Accumulated other comprehensive income (loss)	2,424	2,005

Total shareholders’ equity	46,406	45,897

Total liabilities and shareholders’ equity	$534,903	$530,323

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2012	2011	2012	2011

Interest Income
Interest and fees on loans	$4,809	$5,499	$14,957	$16,258
Interest on investment securities	595	538	1,455	1,669
Interest-earning deposits with banks and federal funds sold	29	21	101	39

Total interest income	5,433	6,058	16,513	17,966

Interest Expense
Interest paid on deposits	623	844	1,948	2,618
Interest on borrowed funds	278	348	874	1,078

Total interest expense	901	1,192	2,822	3,696

Net Interest Income	4,532	4,866	13,691	14,270
Provision for loan losses	391	483	1,094	2,012

Net interest income after provision for loan losses	4,141	4,383	12,597	12,258

Noninterest Income
Service charges on deposit accounts	450	476	1,318	1,369
Other service fees and commissions	801	885	2,392	2,651
Gain (loss) on sale of securities	—	—	16	933
Gain on sale of other assets	(80)	(51)	216	(56)
Income from mortgage loan sales	1,102	407	2,578	1,121
Other income	107	82	345	287

Total noninterest income	2,380	1,799	6,865	6,305

Noninterest Expense
Salaries and employee benefits	3,215	3,071	9,478	9,166
Occupancy expense	293	305	863	888
Equipment expense	185	179	556	579
Data processing	204	213	638	630
Other operating expenses	2,253	2,110	6,003	5,720

Total noninterest expense	6,150	5,878	17,538	16,983

Income before income taxes	371	304	1,924	1,580
Provision for income taxes	109	49	561	407

Net Income	$262	$255	$1,363	$1,173

Net Income	$262	$255	$1,363	$1,173
Dividends - preferred stock	(161)	(161)	(484)	(484)

Net income available to common shareholders	$101	$94	$879	$689

Net Income Per Common Share
Basic	$0.01	$0.01	$0.12	$0.09
Assuming dilution	$0.01	$0.01	$0.12	$0.09
Weighted Average Common Shares Outstanding
Basic	7,354,468	7,464,970	7,397,130	7,472,411
Assuming dilution	7,354,468	7,464,970	7,397,130	7,472,411